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                                   Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT




o   Meret Communications, Inc., a California corporation
    o   Sorrento Networks, Inc., a Delaware corporation
    o   Sorrento Networks Europe SA, a Belgium company
    o   Sorrento Networks GmBH, incorporated in Germany
    o   Osicom Technologies Europe Limited, incorporated in the United Kingdom
    o   Sorrento Networks Asia Pacific, PTE
o   Distributed Systems International, Inc., an Illinois corporation
o   Relialogic Technology Corporation, a California corporation
o   R-Net International, Inc., a Nevada corporation
o PDP Acquisition Corp., a California corporation, (doing business as Pacific Data Products)
o   Sciteq Communications, Inc., a Nevada corporation
o   Osicom Technologies SA, incorporated in France
o   Sorrento Valley Real Estate Holdings, LLC